Exhibit 99.1

IGC Acquires Exclusive Rights to THC-based treatment for Alzheimer’s Disease

Bethesda, June 12, 2017 - India Globalization Capital, Inc. (NYSE-MKT: IGC) is pleased to announce that it has entered into a definitive license agreement with the University of South Florida making IGC the exclusive licensee of the U.S. patent filing entitled “THC as a Potential Therapeutic Agent for Alzheimer’s Disease.” By acquiring this patent filing, IGC is protecting a potential cannabis-based blockbuster treatment for America’s most expensive disease.

Alzheimer’s Disease Market Overview
In 2017 Medicare and Medicaid alone are expected to spend $175 billion on patients diagnosed with Alzheimer’s. There are currently over 5.3 million Americans with Alzheimer’s (AD). The cost of Alzheimer’s has increased significantly and is expected to continue to surge higher. The number of patients is expected to double over the next 20 years and the direct costs are expected to exceed $450 billion per year in the next 12 years. There is still no accepted cure for Alzheimer’s Disease.

The Patent
THC has several known molecular pathways by which it interacts with the human body, including binding to the CB1 receptor, anti-oxidative effects, and others. The patent filing claims discovery of a new pathway: low doses of THC bind to amyloid beta plaques and prevent those plaques from aggregating on neurons, which is what occurs in Alzheimer’s disease and causes cognitive decline. If the patent is granted and proven, IGC will own a significant therapeutic pathway by which THC interacts with the human body. The pathway has incredible potential in treating Alzheimer’s disease and is now a burgeoning research area. Acquiring this patent further supports IGC in protecting its proprietary formulation IGC-AD1, which includes low-doses of THC and is intended to disrupt the buildup of amyloid beta plaques and alleviate some of the worst symptoms of Alzheimer’s disease.

Next Steps
“Securing this licensing agreement from the University of South Florida represents a major turning point for IGC as we now look to prepare several of our key products for clinical trials.” explained Ram Mukunda, CEO of IGC. “We have worked hard to assemble a strong development team and a primary pipeline of four major products addressing large markets and possible blockbuster indications utilizing cannabis-based therapies. We are putting the finishing touches on our products, which may include filing additional patents, and we very much expect to start pursuing clinical trials for our Alzheimer’s product and others this year.” IGC also expects in the near future to share some data that supports its formulation, the patent application, and the transition to clinical trials as well as details of commercialization initiatives.

About IGC

India Globalization Capital Inc. is engaged in the development of cannabis-based therapies to treat cachexia, nausea, vomiting, Parkinson’s Disease, Alzheimer’s Disease, epilepsy, PTSD and other life altering conditions in humans and animals. In support of this mission, IGC has assembled a portfolio of patent filings for its phytocannabinoid-based treatments. The company is based in Bethesda, Maryland.

For more information, visit www.igcinc.us

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Forward-looking Statements, Statistics, and Risk Factors

Please see cautionary statements related to Safe Harbor, forward-looking statements, and risk factors discussed in India Globalization Capital, Inc.’s Form 10-K for fiscal year ended March 31, 2016, and in subsequent reports, including the June 12, 2017 report on Form 8-K, filed with the U.S. Securities and Exchange Commission. Statistics on Alzheimer’s Disease are cited from the website of the Alzheimer’s Association (alz.org).

Contact Info:
Claudia Grimaldi
301-983-0998